                                                                      EXHIBIT 12

                   Burlington Northern Santa Fe Corporation
        Statement of Computation of Ratio of Earnings to Fixed Charges
                          (In millions, except ratio)

                          Nine Months Ended
                            September 30,                        Year Ended December 31,
                           -------------------    --------------------------------------------------
Earnings:                    1998        1997     1997         1996     1995       1994     1993
                            -----       ------    -----       -----     ----       -----    -----
Pre-Tax income              1,380       $1,061     $1,404      $1,440    $ 334       $695     $ 521
Add:
      Interest and fixed
      charges, excluding
      capitalized interest    264          255        344         301      220        155       145


      Amortization of
      capitalized interest      3            3          3           3        1         --        --

      Portion of rent
      under long-term
      operating leases
      representative of
      an interest factor      144          139        183         179      129         98        92


Deduct:
      Undistributed
      equity in earnings
      of investments
      accounted for
      under the equity
      method                  (12)          (8)       (17)         (5)     (27)        (4)       (3)
                            ------      -------    ------      ------    -----       ----     ------

      Total earnings
      available for fixed
      charges               $1,779      $ 1,450    $1,917      $1,918    $ 657       $944     $ 755
                            ======      =======    ======      ======    =====       ====     =====
Fixed Charges:
    Interest expense and
    fixed charges           $  276      $   268    $  362      $  314    $ 227       $157     $ 145


    Portion of rent under
    long-term operating
    leases representative
    of an interest factor      144          139       183         179      129         98        92
                            ------      -------    ------      ------    -----       ----     -----
    Total Fixed Charges     $  420      $   407    $  545      $  493    $ 356       $255     $ 237
                            ======      =======    ======      ======    =====       ====     =====
Ratio of Earnings to
Fixed Charges                 4.24x(1)     3.56x     3.52x(2)    3.89x    1.85x(2)   3.70x     3.19x
                            ======      =======    ======      ======    =====      ====      =====

---------------------------------------------
(1) Earnings for the nine months ended September 30, 1998 include a pre-tax gain of $67 million on the sale of substantially all of the Company's interest in Santa Fe Pacific Pipeline Partners, L.P. Excluding this gain, the ratio for the nine months ended September 30, 1998 would have been 4.08x.

(2) Earnings for the years ended December 31, 1997 and 1995 include special charges of $90 million and $735 million (before tax), respectively. Excluding these charges, the ratios for 1997 and 1995 would have been 3.68x and 3.91x, respectively.

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